Exhibit 10.2

February 1, 2024

Cameron Turtle

Re: Amendment to Amended and Restated Employment Letter Agreement

Dear Cameron:

This letter, effective as of the date first set forth above (this “Amendment”), amends that certain amended and restated employment letter agreement between you and Spyre Therapeutics, Inc. (f/k/a Aeglea BioTherapeutics, Inc.) (the “Company”) dated November 22, 2023 (the “Agreement”).

Section 11(a) of the Agreement is hereby amended and restated in its entirety as set forth below:

“(a)

The Company shall pay you an amount equal (i) to 18 months of your Base Salary, plus (ii) any bonus earned but unpaid for the year immediately prior to the year of termination, plus (iii) 1.5 times your Target Bonus for the year in which the termination occurs (in each case, calculated by reference to your Base Salary rate as in effect immediately prior to your termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason) (such salary and bonuses together, the “CIC Severance Amount”).”

Except as otherwise expressly amended herein, all terms and provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control. This Amendment shall be governed by and construed in accordance with the laws of the State of Washington. This Amendment may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

Sincerely,

/s/ Scott Burrows
Name: Scott Burrows Title: Chief Financial Officer

Accepted and acknowledged:

/s/ Cameron Turtle
Name: Cameron Turtle

Date: February 1, 2024